Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                                        Contact:
New York, N.Y. 10022                                                                                                                                                          Mark L. Aaron
                                   212-230-5301
                                                                                                                                                                           mark.aaron@tiffany.com

TIFFANY’S SECOND QUARTER SALES AND EARNINGS
IN LINE WITH COMPANY EXPECTATIONS

New York, N.Y., August 27, 2012 – Tiffany & Co. (NYSE: TIF) today reported that in its second quarter the Company earned $92 million, or $0.72 per diluted share, on worldwide net sales of $887 million. Results were in-line with management’s expectations.

In the three months (“second quarter”) ended July 31, 2012:
•
Worldwide net sales of $887 million were 2% above the prior year. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales increased 3% and comparable store sales declined 1%.

•	Net earnings rose 2% to $92 million, or $0.72 per diluted share, versus $90 million, or $0.69 per diluted share, in 2011’s second quarter.

•
Net earnings in the second quarter of 2011 had been reduced by $21 million, or $0.16 per diluted share, for nonrecurring items related to the relocation of Tiffany’s New York headquarters staff (see “Non-GAAP Measures” schedule). Excluding those costs, net earnings in the second quarter declined 17% from 2011’s second quarter.

In the six months (“first half”) ended July 31, 2012:
•	Worldwide net sales increased 4% to $1.7 billion. On a constant-exchange-rate basis, worldwide net sales and comparable store sales rose 5% and 1% respectively.

•	Net earnings increased 1% to $173 million, or $1.36 per diluted share, from $171 million, or $1.32 per diluted share, a year ago.

•
Net earnings in the first half of 2011 had been reduced by $26 million, or $0.20 per diluted share, for nonrecurring items related to the headquarters staff relocation. Excluding those costs, net earnings in the first half were 12% below the prior year.

Michael J. Kowalski, chairman and chief executive officer, said, “These second quarter results met the expectations contained in our previously-reported financial guidance. Not surprisingly, sales growth has been affected by economic weakness in a number of markets and by a very challenging prior-year comparison to a 30% increase in worldwide net sales. We also anticipated the reduced operating margin in the quarter, adjusted for nonrecurring items, due to continued, but moderating, high product input costs and a lack of sales leverage on fixed costs. The resulting decline in net earnings, when compared with last year’s earnings excluding nonrecurring costs, was in line with our expectations and was on top of a 58% increase in last year’s second quarter.”

Net sales highlights were as follows:
•
Sales in the Americas region declined 1% to $434 million in the second quarter and rose 1% to $820 million in the first half. On a constant-exchange-rate basis, total sales were unchanged in the quarter and rose 2% in the half; on that basis, comparable store sales declined 5% in the second quarter and 3% in the first half (sales declined 9% and 7% in the New York flagship store while comparable branch store sales declined 4% and 2%). In last year’s second quarter, comparable store sales on a constant-exchange-rate basis had increased 41% in the New York flagship store and 19% in branch stores. Combined Internet and catalog sales in the Americas rose 3% in the second quarter (on top of a 16% increase last year) and 2% in the first half.

•
In the Asia-Pacific region, total sales rose 1% to $174 million in the second quarter and 8% to $369 million in the first half. On a constant-exchange-rate basis, total sales increased 3% and 9% in the quarter and half, while comparable store sales declined 5% in the quarter (on top of a 41% increase last year) and rose 2% in the half, due to mixed performance across the region.

•
In Japan, total sales increased 11% to $159 million in the second quarter and 13% to $300 million in the first half. On a constant-exchange-rate basis, both total sales and comparable store sales rose 10% in the quarter and increased 11% in the half; comparable store sales had increased 8% in last year’s second quarter.

•
Sales in Europe declined 1% to $100 million in the second quarter and increased 1% to $188 million in the first half. On a constant-exchange-rate basis, total sales increased 8% in both the quarter and first half; comparable store sales increased 2% in the quarter (sales growth in overall continental Europe was mostly offset by relative softness in the U.K.) on top of an 11% increase last year, and rose 1% in the half.

•
Other sales increased 12% to $20 million in the second quarter. During the quarter, five TIFFANY & CO. stores in the United Arab Emirates (three in Dubai and two in Abu Dhabi) were converted from independently-operated distribution to Company-operated retail stores. Other sales rose 3% to $28 million in the first half.

•
The Company added nine stores in the second quarter: in Mexico City, in Shanghai and Nanjing, China and in Nice, France, and commenced operation of the five stores in the U.A.E. At July 31, 2012, the Company operated 260 stores (106 in the Americas, 61 in Asia-Pacific, 55 in Japan, 33 in Europe and five in the U.A.E.), compared with 236 stores (98 in the Americas, 52 in Asia-Pacific, 55 in Japan and 31 in Europe) a year ago.

Other financial highlights:
•
Gross margin (gross profit as a percentage of net sales) was 56.3% in the second quarter and 56.8% in the first half, compared with 59.0% and 58.7% in the respective 2011 periods. The year-over-year declines largely resulted from higher product acquisition costs, as well as reduced sales leverage on fixed costs.

•
SG&A (selling, general and administrative) expenses declined 8% in the second quarter, and in the first half were approximately equal to the prior year. However, excluding nonrecurring costs related to the relocation of Tiffany’s New York headquarters staff in 2011’s second quarter, SG&A expenses increased 1% in the quarter due to higher store occupancy costs mostly offset by the timing of marketing spending, and rose 6% in the half due to higher store occupancy and labor costs.

•
Other expenses, net of $14.3 million in the second quarter were higher than $9.6 million in the prior year, with the largest portion of the increase related to higher interest expense. Other expenses, net of $24.8 million in the first half compared with $19.8 million in the prior year.

•
The effective income tax rate was 34.6% in the second quarter, versus 31.2% a year ago when the Company had reversed a valuation allowance against certain deferred tax assets. The effective rate was 34.5% in the first half, versus 33.4% a year ago.

•
Cash and cash equivalents and short-term investments totaled $367 million at July 31, 2012, versus $565 million a year ago. Short-term and long-term debt totaled $940 million at July 31, 2012 and represented 39% of stockholders’ equity, compared with $694 million and 29% a year ago. During the second quarter, the Company issued $250 million of Senior Notes with a 4.40% coupon and principal payments due over a 10 to 30-year period. A portion of the proceeds was used to repay in full $60 million of 6.56% Senior Notes that matured in July and the remainder is for general corporate purposes including initially reducing short-term indebtedness under the revolving credit facility.

•
Net inventories of $2.2 billion at July 31, 2012 were 21% higher than a year ago, due to approximately equal rates of growth in both finished goods and in combined raw material and work-in-process inventories. This reflected higher product acquisition costs, new store openings, growth in rough diamond sourcing and internal manufacturing, and expanded product assortments.

Mr. Kowalski added, “We think it is only prudent to maintain a cautious near-term outlook about global economic conditions and the effects on customer spending, with year-over-year growth comparisons in the next few months also being pressured by the strong increases we experienced last year. At the same time, we are determined to further strengthen Tiffany’s competitive position by expanding our store and customer base and introducing enticing new designs, all intended to generate solid long-term financial performance.”

Outlook for 2012:
For the full year ending January 31, 2013, management expects net earnings of $454-$473 million, or $3.55-$3.70 per diluted share, compared with the previous forecast of $3.70-$3.80 per diluted share. Management continues to expect an earnings decline in the third quarter followed by a resumption of growth in the fourth quarter. This expectation is based on the following assumptions (which are approximate and may or may not prove valid):
a)	Worldwide net sales (in U.S. dollars) increasing 6-7% versus the previous expectation calling for 7-8% growth, due to a moderation in assumed fourth quarter sales growth.
b)
Adding a total of 28 Company-operated stores including 13 in the Americas, eight in Asia-Pacific, two in Europe, and commencing operation of five stores in the United Arab Emirates. This includes 13 stores that were already added in the first half of the year.

c)	The operating margin below the 20.6% achieved in 2011 (excluding nonrecurring costs) due to a decline in the gross margin.
d)	Interest and other expenses, net of approximately $52-54 million.
e)	An effective income tax rate of 34-35%.
f)
In addition, management expects net inventories to increase 10% in the full year, unchanged from the previous forecast, and expects capital expenditures of $230 million, versus a previous forecast of $240 million.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its third quarter results on Thursday November 29, 2012. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2012 vs. 2011			First Half 2012 vs. 2011
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	2%	(1)%	3%	4%	(1)%	5%
Americas	(1)%	(1)%	–	1%	(1)%	2%
Asia-Pacific	1%	(2)%	3%	8%	(1)%	9%
Japan	11%	1%	10%	13%	2%	11%
Europe	(1)%	(9)%	8%	1%	(7)%	8%
Comparable Store Sales:
Worldwide	(3)%	(2)%	(1)%	–	(1)%	1%
Americas	(5)%	–	(5)%	(3)%	–	(3)%
Asia-Pacific	(7)%	(2)%	(5)%	2%	–	2%
Japan	12%	2%	10%	13%	2%	11%
Europe	(7)%	(9)%	2%	(6)%	(7)%	1%

Net Earnings

The accompanying press release presents net earnings and highlights prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s second quarter and first half results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at July 31, 2012. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Three Months Ended July 31, 2012		Three Months Ended July 31, 2011
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 91,801	$ 0.72	$ 90,043	$ 0.69
Headquarters relocation a	—	—	20,991	0.16
Net earnings, as adjusted	$ 91,801	$ 0.72	$ 111,034	$ 0.86

a           On a pre-tax basis includes charges of $34,497,000 within selling, general and administrative expenses for the three months ended July 31, 2011 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

	Six Months Ended July 31, 2012		Six Months Ended July 31, 2011
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 173,335	$ 1.36	$ 171,106	$ 1.32
Headquarters relocation a	—	—	25,994	0.20
Net earnings, as adjusted	$ 173,335	$ 1.36	$ 197,100	$ 1.52

a           On a pre-tax basis includes charges of $213,000 within cost of sales and $42,506,000 within selling, general and administrative expenses for the six months ended July 31, 2011 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

    TIFFANY & CO. AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
    (Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Net sales	$886,569	$872,712	$1,705,739	$1,633,730

Cost of sales	387,407	358,015	737,559	675,340

Gross profit	499,162	514,697	968,180	958,390

Selling, general and administrative expenses	344,582	374,157	678,615	681,884

Earnings from operations	154,580	140,540	289,565	276,506

Interest and other expenses, net	14,250	9,619	24,804	19,766

Earnings from operations before income taxes	140,330	130,921	264,761	256,740

Provision for income taxes	48,529	40,878	91,426	85,634

Net earnings	$91,801	$90,043	$173,335	$171,106

Net earnings per share:

Basic	$0.72	$0.70	$1.37	$1.34
Diluted	$0.72	$0.69	$1.36	$1.32

Weighted-average number of common shares:

Basic	126,631	128,030	126,677	127,816
Diluted	127,663	129,794	127,920	129,587

 TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited, in thousands)

	July 31,	January 31,	July 31,
	2012	2012	2011
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$367,437	$442,190	$565,191
Accounts receivable, net	171,463	184,085	182,001
Inventories, net	2,230,474	2,073,212	1,836,874
Deferred income taxes	105,212	83,124	67,964
Prepaid expenses and other current assets	130,128	107,064	115,474

Total current assets	3,004,714	2,889,675	2,767,504

Property, plant and equipment, net	777,387	767,174	738,172
Other assets, net	542,645	502,143	425,212

	$4,324,746	$4,158,992	$3,930,888

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$155,137	$112,973	$97,272
Current portion of long-term debt	0	60,822	61,728
Accounts payable and accrued liabilities	259,608	328,962	274,301
Income taxes payable	26,901	60,977	20,687
Merchandise and other customer credits	63,112	62,943	66,764

Total current liabilities	504,758	626,677	520,752

Long-term debt	784,409	538,352	534,673
Pension/postretirement benefit obligations	316,319	338,564	205,298
Other long-term liabilities	198,176	186,802	193,256
Deferred gains on sale-leasebacks	112,285	119,692	125,173
Stockholders' equity	2,408,799	2,348,905	2,351,736

	$4,324,746	$4,158,992	$3,930,888